ADM ENDEAVORS, INC.

2021 N 3rd Street

Bismarck, North Dakota 58501

Ardell Mees

Chief Executive Officer
2021 N 3rd St., Bismarck, ND 58501

Phone: (701) 226-9058

(Name, address and telephone number of agent for service)

April 22, 2014

THE UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Mail Stop 7010 100 F Street, NE
Washington, DC 20549

Pamela A. Long, Assistant Director

Edward M. Kelly, Senior Counsel

Era Anagnosti, Staff Attorney

Jenn Do, Staff Accountant

Alfred P. Pavot, Jr., Staff Accountant

Re:	ADM ENDEAVORS, INC. (the “Company”)
Registration Statement on Form S-1 File No. 333-191618

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the Company hereby requests acceleration of the effective date of its Registration Statement on Form S-1 to 1:00 p.m. (Eastern Standard Time) on April 24, 2014 or as soon thereafter as is practicable.

In connection with the Company’s request for acceleration of the effective date of its Registration Statement on Form S-1, the Company acknowledges the undertakings in Rule 461 and that:

  Should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

  The action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

  The Company may not assert this action as defence in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Thank you for your assistance.

Very truly yours,

ADM ENDEAVORS, INC.

By: /s/ Ardell Mees

Ardell Mees

Chief Executive Officer

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